Exhibit 99.1

BioDelivery Sciences Announces Senior Management Promotion

Niraj Vasisht, Ph.D., promoted to Senior Vice President of Product Development and Chief Technical Officer

RALEIGH, N.C., October 9, 2008 – BioDelivery Sciences International, Inc. (Nasdaq:BDSI), a specialty pharmaceutical company, today announced that Niraj Vasisht, Ph.D., has been promoted to Senior Vice President of Product Development and Chief Technical Officer. The promotion recognizes Dr. Vasisht’s significant contributions to the company and demonstrates BDSI’s commitment to establishing the management infrastructure needed to drive future product development.

Dr. Vasisht is an internationally recognized expert in the field of microencapsulation and nanoencapsulation. Since joining BDSI in 2005 as Vice President of Product Development, Dr. Vasisht has been responsible for the development, manufacturing and supply chain management of BDSI’s BioErodible MucoAdhesive (BEMA™) formulated products. In particular, he has been instrumental in the advancement of the Company’s lead product, ONSOLIS™ (formerly known as BEMA™ Fentanyl), from the laboratory to preparation for commercial launch in 2009. In the newly created position of Chief Technical Officer, Dr. Vasisht will help lead BDSI’s efforts in the critical and highly specialized technical aspects of product formulation, development and manufacturing. His expertise will be instrumental in identifying new drug delivery platforms or products that could supplement BDSI’s current technologies and product opportunities.

“The promotion of Dr. Vasisht to this role is an important step in BDSI’s plans to expand its portfolio of products using the BEMA™ drug delivery technology and to evaluate other applications, processes and technologies of interest,” stated Andrew Finn, Pharm.D., Executive Vice President of Product Development. “Dr. Vasisht has made an enormous contribution to the development of BDSI’s lead product ONSOLIS™ from the laboratory through clinical testing and regulatory review in the U.S. and Europe. Dr. Vasisht’s pharmaceutical development experience, capability and leadership are allowing BDSI to emerge as a leader in the use of drug delivery technologies to enhance pharmaceuticals for the benefits of patients.”

In August, BDSI received a Complete Response letter from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for its lead product ONSOLIS™, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer. The FDA requested modifications to the submitted risk management program and informed BioDelivery Sciences that all other aspects of the NDA review were complete. The Company anticipates an FDA approval for ONSOLIS™ during the first half of 2009.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA™ oral adhesive film technology: ONSOLIS™, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA™ technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Cautionary Note on Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Investors:	James Koppa - FD Ashton Partners
+1 (312) 553-6709
james.koppa@fdashtonpartners.com

Media:	Al Medwar - BioDelivery Sciences
+1 (919) 582-9050
amedwar@bdsinternational.com